Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
United Therapeutics Corporation has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act): Common Stock, par value $0.01 per share (common stock). All references in this document to United Therapeutics, our company, and to we, us or our are to United Therapeutics Corporation.
DESCRIPTION OF COMMON STOCK
The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our restated certificate of incorporation (our certificate of incorporation) and our ninth amended and restated bylaws (our bylaws), each of which are filed as exhibits to the Annual Report on Form 10-K to which this description is an exhibit.
General
Under our certificate of incorporation, United Therapeutics is authorized to issue up to two hundred forty-five million (245,000,000) shares of our common stock and ten million (10,000,000) shares of preferred stock, par value $.01 per share (our preferred stock). The shares of our common stock currently outstanding are fully paid and non-assessable. No shares of preferred stock are currently outstanding. Our board of directors has the authority to make, alter, amend and repeal bylaws in any manner not inconsistent with Delaware law.
Public Benefit Corporation
On September 30, 2021, after approval by our stockholders, we became a Delaware public benefit corporation (PBC). As a PBC, our certificate of incorporation identifies the following public benefit purpose that we will seek to promote in addition to our stockholders’ financial interests: “to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.” Further, as a PBC, our board of directors has an obligation to balance the financial interests of our stockholders, the interests of stakeholders materially affected by our conduct, and the pursuit of our specific public benefit purpose. The application of this balancing obligation may allow our directors to make decisions that they could not have made pursuant to the fiduciary duties applicable prior to the PBC conversion.
A PBC must also provide its stockholders with a statement, at least every other year, as to the PBC’s assessment of the success of its efforts to promote its public benefit purpose and the best interests of those materially affected by the PBC’s conduct.

No Preemptive, Redemption or Conversion Rights
Our common stock is not redeemable, is not subject to redemption or sinking fund provisions, does not have any conversion rights and is not subject to call. Holders of shares of common stock do not have preemptive rights to acquire newly issued shares.
Voting Rights
Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of United Therapeutics. Holders of shares of common stock do not have cumulative voting rights.
Board of Directors
Until the 2021 annual meeting of stockholders, our board of directors was divided into three classes as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of each class expires at the third annual meeting of stockholders for election of directors following the election of such class.
Beginning at the 2021 annual meeting of stockholders, all directors up for election at the annual meeting are be elected to one-year terms expiring at the next annual meeting of stockholders.
As a result, beginning with the 2023 annual meeting of stockholders, the declassification of our board will be complete and all directors will be subject to annual election.
Our certificate of incorporation provides that the number of directors on our board of directors will be fixed by, or in the manner provided in, our bylaws. Our bylaws establish that the number of directors shall be fixed from time to time by our board of directors but shall not be less than five nor more than twenty.
No Action by Stockholder Consent
Our certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of United Therapeutics from being taken by the written consent of stockholders without a meeting.
Power to Call Special Stockholder Meeting
Under Delaware law, a special meeting of stockholders may be called by our board of directors or by any other person authorized to do so in our certificate of incorporation or our bylaws. Our certificate of incorporation provides that special meetings of stockholders may be called only by our board of directors in a resolution approved by a majority of our entire board of directors or by the Chairman of our board of directors, a Vice Chairman of our board of directors or the President of United Therapeutics. At any special meeting of stockholders, only business properly brought before the meeting by or at the direction of the Board of Directors may be conducted.
Advance Notice Provisions
Our bylaws provide that the proposal of business to be considered by stockholders at the annual meeting of stockholders (other than nominations for the election of directors) may be made only if it is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our board of directors or the persons properly calling the meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder who has complied with the advance notice procedures set forth in our bylaws. Our bylaws also provide that nominations for the election of directors may be made by (i) our board of directors or (ii) any stockholder entitled to vote in such election and who has complied with the advance notice procedures set forth in our bylaws.
Proxy Access Nominations
Under our bylaws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate director nominees constituting up to 20% of the total number of directors then serving on our board, except that the limit shall be 25% if fewer than ten directors are then serving on our board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws.
Dividend Rights
Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as and when declared, from time to time, by our board of directors out of funds legally available therefor.
Liquidation, Dissolution or Similar Rights
Upon dissolution, after satisfaction of the claims of creditors and the payment to any holders of preferred stock of the full preferential amounts to which such holders may be entitled, the remaining assets of United Therapeutics would be distributed to the holders of the common stock ratably in proportion to the number of shares of common stock held by them.
Preferred Stock
Under our certificate of incorporation, our board of directors has the authority, without further stockholder action, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series and the designation of such series.
Forum Selection Clause
Under our bylaws, unless United Therapeutics, in writing, selects or consents to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined in our bylaws), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Various provisions contained in our certificate of incorporation, our bylaws, and Delaware law could delay or discourage some transactions involving an actual or potential change in control of

United Therapeutics or its management. For example, under Section 203 of the General Corporation Law of Delaware, a stockholder holding 15% or more of our outstanding voting stock could not acquire us without consent of our board of directors for at least three years after the date the stockholder first held 15% or more of the voting stock. In addition, our board of directors could, without stockholder approval, implement other anti-takeover defenses, such as a stockholder rights plan.
As a PBC, our board of directors has an obligation to balance the financial interests of our stockholders, the interests of stakeholders materially affected by our conduct, and the pursuit of our specific public benefit purpose. The application of this balancing obligation may allow our directors to make decisions that they could not have made pursuant to the fiduciary duties applicable prior to PBC conversion. For instance, in a sale of control transaction, our Board would be required to consider and balance the factors listed above and might choose to accept an offer that does not maximize short-term stockholder value due to its consideration of other factors. This requirement of PBC law may make our company a less attractive takeover target than a traditional for-profit corporation.